Exhibit 99.1

IN8bio Reports Second Quarter 2022 Financial Results and Provides Corporate Update

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INB-100 continued to demonstrate durable morphologic complete responses in the Phase 1 clinical trial in patients with leukemia; on track to announce additional data at upcoming ASH annual meeting.
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Partnered with the Dunbar CAR T-Cell Program at the University of Louisville as the GMP manufacturing center for INB-400.
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Strengthened the balance sheet through an equity offering raising net proceeds of $9.8 million; cash position of $27.6 million as of September 30, 2022.

NEW YORK, Nov. 10, 2022 -- IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company discovering and developing innovative gamma-delta T cell therapies that utilize its DeltEx platform, today announced financial results, corporate developments, and operational highlights for the third quarter ended September 30, 2022.

“We achieved several important corporate goals during the third quarter that had been the focus of our team’s energy for much of 2022. Securing the partnership with the Dunbar CAR T-Cell Program at the University of Louisville provides us with access to a high-quality good manufacturing practice (GMP) facility and is a significant step towards advancing our INB-400 program into Phase 2 clinical trials. There has been significant industry interest in gamma-delta T cells in 2022, and the recruitment of Dr. LaMontagne, with his extensive experience in pharma and cellular therapy, marks the initiation of our business development activities. With the introduction of induced pluripotent stem cells (iPSCs) to our DeltEx platform, we possess a comprehensive suite of technologies and capabilities to target cancer with gamma-delta T cells,” stated William Ho, CEO and co-founder of IN8bio. “We are excited about the consistency of the data we have been generating across our clinical pipeline and look forward to providing clinical updates at the ASH Annual Meeting in December and early next year. Our team is focused on advancing innovative therapies for cancer and continuing to execute on key milestones in the months to come.”

Business Highlights & Clinical Updates

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Provided update from the ongoing Phase 1 clinical trial of INB-100 in patients with leukemia who are undergoing haploidentical stem cell transplantation. All three high-risk AML patients from the first cohort continued to demonstrate durable morphologic CR and remained progression-free and alive for more than one year. Two of the three patients remain in morphologic CR for more than two years. The safety profile continues to be manageable with no dose-limiting toxicities (DLTs). IN8bio plans to present additional data for INB-100 at the upcoming 64th American Society of Hematology (ASH) Annual Meeting to take place December 10-13 in New Orleans, Louisiana.
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Raised $9.8 million of net proceeds in an underwritten offering of 5,663,686 shares of common stock to fund IN8bio’s clinical development program and general operating activities.
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Strengthened management team with the addition of Kenneth R. LaMontagne, Ph.D., as Senior Vice President, Business Development.
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Broadened intellectual property coverage for DeltEx platform with the issuance of a new European patent.
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Expanded the intellectual property estate of the DeltEx platform with the issuance of a new patent in Europe covering any genetic modification conveying chemotherapy resistance to immune cell types, including gamma-delta T cells and natural killer (NK) cells.
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Appointed Michael R. Bishop, M.D., Director, Hematopoietic Cellular Therapy Program, Director of the David and Etta Jonas Center for Cellular Therapy, and Professor of Medicine at the University of Chicago, to IN8bio’s Scientific Advisory Board. Dr. Bishop is globally recognized for his extensive research and expertise in the prevention and treatment of relapse of lymphomas following stem cell transplantation.
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Announced a partnership with the Dunbar CAR T-Cell Program at the University of Louisville as the manufacturing center for INB-400.
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The Company filed its IND for INB-400 in November 2022 and is actively identifying potential clinical sites to participate in the multi-center Phase 2 clinical trial, subject to receiving clearance from the FDA for the IND.

Third Quarter 2022 Financial Results

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Cash position: As of September 30, 2022, the Company had cash of $27.6 million, compared to $37.0 million as of December 31, 2021. The decrease in cash was primarily due to cash used by the Company in R&D and continued operations to advance its programs along with ongoing construction of a state-of-the-art ~10,000 sq. ft. R&D facility in Birmingham, AL.
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Research and Development (R&D) expenses: R&D expenses were $4.3 million for the three months ended September 30, 2022, compared to $1.4 million for the comparable prior year period. The increase in R&D expenses were primarily due to (i) contract research organization expenses related to INB-400, (ii) increased third-party clinical trial and IND-related activities, and (iii) increased personnel-related costs, including salaries, benefits, and stock-based compensation due to increased headcount.

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General and administrative expenses: General and administrative expenses were $3.1 million for the three months ended September 30, 2022, compared to $2.0 million for the comparable prior year period. The increase was primarily due to increased personnel-related costs, including salaries, benefits, and stock-based compensation reflecting an increased headcount, expenses related to the Company’s follow-on underwritten public offering, insurance costs, and expenses associated with operating as a public company.
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Net loss: The Company reported a net loss attributable to common stockholders of $7.4 million, or $0.34 per basic and diluted common share, for the three months ended September 30, 2022, compared to a net loss attributable to common stockholders of $3.4 million, or $0.25 per basic and diluted common share, for the comparable prior year period.

About IN8bio
IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of gamma-delta T cell product candidates for solid and liquid tumors. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous, iPSC and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio is currently conducting two investigator-initiated Phase 1 clinical trials for its lead gamma-delta T cell product candidates: INB-200 for the treatment of newly diagnosed glioblastoma and INB-100 for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation. IN8bio also has a broad portfolio of preclinical programs focused on addressing other solid tumor types. For more information about IN8bio and its programs, please visit www.IN8bio.com.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing of initiation, progress and scope of clinical trials for IN8bio’s product candidates; the future success of IN8bio’s partnership with the Dunbar CAR T-Cell Program; the potential of IN8bio’s DeltEx platform to discover and develop innovative product candidates, including iPSC-derived cell therapies; IN8bio’s ability to identify potential clinical sites to participate in the multi-center Phase 2 clinical site; IN8bio’s ability to achieve planned milestones, including data readouts from its trials; and the impact recent management team additions will have on the progression of the Company. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones, presented by the ongoing COVID-19 pandemic, as well as rising inflation and regulatory developments; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; expectations for regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 12, 2022, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

IN8BIO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,
	2022	December 31,
	(unaudited)	2021
Assets
Current assets
Cash	$27,647	$37,021
Prepaid expenses and other current assets	2,007	1,959
Total Current Assets	29,654	38,980
Non-current assets
Property and equipment, net	350	97
Construction in progress	3,197	403
Restricted cash	252	251
Right of use assets - financing leases	363	704
Right of use assets - operating leases	4,336	1,630
Other non-current assets	231	158
Total Non-Current Assets	8,729	3,243
Total Assets	$38,383	$42,223
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$1,108	$395
Accrued expenses and other current liabilities	2,877	1,235
Short-term financing lease liability	276	392
Short-term operating lease liability	639	234
Total Current Liabilities	4,900	2,256
Long-term financing lease liability	67	269
Long-term operating lease liability	3,852	1,515
Total Non-Current Liabilities	3,919	1,784
Total Liabilities	8,819	4,040
Commitments and Contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share; 490,000,000 shares authorized at September 30, 2022 and December 31, 2021; 24,502,157 and 18,781,242 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3	2
Additional paid-in capital	82,975	70,872
Accumulated deficit	(53,414)	(32,691)
Total Stockholders' Equity	29,564	38,183
Total Liabilities and Stockholders' Equity	$38,383	$42,223

IN8BIO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$4,255	$1,350	$10,140	$4,660
General and administrative	3,144	2,041	10,583	4,144
Total operating expenses	7,399	3,391	20,723	8,804
Loss from operations	(7,399)	(3,391)	(20,723)	(8,804)
Net loss	$(7,399)	$(3,391)	$(20,723)	$(8,804)
Net loss attributable to common stockholders	$(7,399)	$(3,391)	$(20,723)	$(8,804)
Net loss per share attributable to common stockholders – basic and diluted	$(0.34)	$(0.25)	$(1.05)	$(1.26)
Weighted-average number of shares used in computing net loss per common share, basic and diluted	21,661,544	13,377,682	19,774,070	7,004,099

Company Contact:
IN8bio, Inc.
Patrick McCall

+ 1 646.600.6GDT (6438)

info@IN8bio.com

Investors:
Argot Partners

IN8bio@argotpartners.com